                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE                                    CONTACT:  Jim Motley
                                                                   VP, CFO
                                                                   972-307-5555

                GADZOOKS REPORTS THIRD QUARTER OPERATING RESULTS

DALLAS, November 18, 2003--Gadzooks, Inc. (NASDAQ: GADZ - news) today reported a net loss of $22.1 million for the third quarter ended November 1, 2003. Significantly impacting the loss was an $8.7 million non-cash valuation allowance recognized during the quarter to reduce the Company's deferred tax assets. In addition, the Company did not recognize a tax benefit during the quarter for the operating loss generated. While this tax accounting treatment materially impacts the Company's reported operating results, there is no cash impact and any net operating loss carry forwards generated during the current year would be deductible against future taxable income. The Company recorded a net loss of $856,000 for the third quarter of fiscal 2002. The Company reported a net loss per share of $2.42 for the quarter compared to a net loss of $0.09 per share for the corresponding period a year ago. Net sales for the quarter decreased 33.2 percent to $49.2 million from $73.7 million a year ago. Same store sales for the quarter declined 31.4 percent compared to a 5.1 percent decrease for the third quarter of last year.

The Company reported a year-to-date net loss of $34.1 million compared to net income of $1.0 million for the first three quarters of fiscal 2002. On a diluted basis for the year-to-date period, the Company reported a net loss per share of $3.73 compared to net income of $0.11 per share for the same period last year. Year-to-date net sales decreased 17.6 percent to $188.4 million from $228.7 million for the comparable fiscal 2002 period. Same store sales decreased 17.0 percent for the first three quarters of fiscal 2003 versus a 3.6 percent decline for the comparable period of the prior year.

Today at 9:30 a.m. CT, the Company's management team will host a conference call to review the financial results. To listen to the call, please dial 719-457-2692 and reference confirmation number 137519, or go to the Company's website at www.gadzooks.com. For a replay of the call, dial 719-457-0820 and enter confirmation code 137519, or visit the Company's website.

Dallas-based Gadzooks is a specialty retailer of casual clothing, accessories and shoes for 16-22 year-old females. Gadzooks currently operates 411 Gadzooks stores and four Orchid stores, for a total of 415 stores in 41 states.

This material includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, targets, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in the Company's business set forth in the filings of the Company with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K. The Company does not undertake any obligation to update any forward-looking statements contained in this material.


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Page 2 - Gadzooks Third Quarter 2003 Earnings


                                 GADZOOKS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE DATA - UNAUDITED)



                                                        THIRD QUARTER ENDED                NINE  MONTHS ENDED
                                                --------------------------------    --------------------------------
                                                  NOVEMBER 1,       NOVEMBER 2,       NOVEMBER 1,       NOVEMBER 2,
                                                      2003              2002             2003              2002
                                                --------------    --------------    --------------    --------------
Net sales                                       $       49,190    $       73,734    $      188,405    $      228,706
Cost of goods sold including buying,
    distribution and occupancy costs                    43,747            56,785           160,028           170,823
                                                --------------    --------------    --------------    --------------
      Gross profit                                       5,443            16,949            28,377            57,883

Selling, general and administrative
    Expenses                                            18,683            18,360            61,120            56,308
                                                --------------    --------------    --------------    --------------
      Operating income (loss)                          (13,240)           (1,411)          (32,743)            1,575

Interest income (expense), net                            (208)               19              (225)               85
                                                --------------    --------------    --------------    --------------
      Income (loss) before income taxes                (13,448)           (1,392)          (32,968)            1,660

Provision (benefit) for income taxes                     8,659              (536)            1,144               644
                                                --------------    --------------    --------------    --------------
      Net income (loss)                         $      (22,107)   $         (856)   $      (34,112)   $        1,016
                                                ==============    ==============    ==============    ==============

Net income (loss) per share
      Basic                                     $        (2.42)   $        (0.09)   $        (3.73)   $         0.11
                                                --------------    --------------    --------------    --------------
      Diluted                                   $        (2.42)   $        (0.09)   $        (3.73)   $         0.11
                                                --------------    --------------    --------------    --------------

Average shares outstanding
      Basic                                              9,132             9,132             9,135             9,121
                                                --------------    --------------    --------------    --------------
      Diluted                                            9,132             9,132             9,135             9,255
                                                --------------    --------------    --------------    --------------


                            BALANCE SHEET HIGHLIGHTS


                                   NOVEMBER 1,     NOVEMBER 2,
                                     2003             2002
                                 -------------   -------------
Cash and investments             $       1,723   $       2,347
Inventory                               53,204          66,402
Accounts payable                        22,796          23,407
Line of credit                           4,363              --
Notes payable                           12,650              --